EXHIBIT 5.1

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309-3424

404-881-7000 | Fax: 404-881-7777

Mark C. Kanaly	Direct Dial: 404-881-7975	Email: mark.kanaly@alston.com

August 16, 2017

Invesco Mortgage Capital Inc.

1555 Peachtree Street, NE

Atlanta, Georgia 30309

Re:	Invesco Mortgage Capital Inc. – Prospectus Supplement to Registration Statement on Form S-3ASR (Registration Statement No. 333-210454) (the “Registration Statement”)

Ladies and Gentlemen:

We are counsel for Invesco Mortgage Capital Inc., a Maryland corporation (the “Company”). We have represented the Company in connection with the Company’s filing of the above referenced Registration Statement with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

We are furnishing this opinion letter to you pursuant to Item 16 of the Commission’s Form S-3 and Item 601(b)(5) of the Commission’s Regulation S-K, in connection with the Company’s issuance and sale of up to 11,500,000 shares of the Company’s 7.50% Fixed-to-Floating Series C Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, $0.01 par value (the “Shares”), pursuant to the Company’s prospectus, dated March 29, 2016 (the “Prospectus”), included in the Registration Statement, and the related preliminary and final prospectus supplements, each dated August 9, 2017 (collectively, the “Prospectus Supplement”). The Shares are being issued and sold to the several underwriters named in the Underwriting Agreement, dated as of August 9, 2017 (the “Underwriting Agreement”), by and among the Company, IAS Operating Partnership, LP, a Delaware limited partnership, Invesco Advisers, Inc., a Delaware corporation, Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein. The Shares are convertible into up to 33,823,570 shares (the “Conversion Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) in accordance with the terms of the Articles Supplementary classifying and designating the Shares (the “Articles Supplementary”).

Alston & Bird LLP	www.alston.com

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August 16, 2017

In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, including, without limitation, resolutions adopted by the boards of directors or other governing bodies or controlling entities of the Company and the organizational documents of the Company, certificates of officers and representatives (who, in our judgment, are likely to know the facts upon which the opinion or confirmation will be based) of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein. We have assumed that the Shares and the Conversion Shares will not be issued or transferred in violation of the restrictions or limitations contained in Article VII of the Company’s charter and that upon the issuance of any of the Conversion Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Company’s charter.

As to certain factual matters relevant to this opinion letter, we have relied upon the representations and warranties made in the agreements and other documents entered into or to be entered into by the Company in connection with the issuance of the Shares, including, without limitation, the Underwriting Agreement, certificates and statements of responsible officers of the Company, and certificates of public officials. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion or belief as to matters that might have been disclosed by independent verification.

In our examination of the relevant documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Our opinion set forth below is limited to the laws of the State of Maryland, applicable provisions of the Constitution of the State of Maryland and reported judicial decisions interpreting such laws and Constitution that, in our professional judgment, are normally applicable to transactions of the type contemplated by the Underwriting Agreement, and federal laws of the United States of America to the extent referred to specifically herein, and we do not express any opinion herein concerning any other laws.

Based upon the foregoing, and subject, in all respects, to the assumptions, qualifications and limitations set forth in this opinion letter, it is our opinion that:

(1)	The issuance of the Shares has been duly authorized and, upon issuance and delivery of the Shares against full payment therefor as provided in the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

August 16, 2017

(2)	The issuance of the Conversion Shares has been duly authorized and, if and to the extent that the Conversion Shares are issued upon the conversion of Shares in accordance with the terms of the Articles Supplementary, such Conversion Shares will be validly issued, fully paid and nonassessable.

This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement, and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our prior express written consent. The only opinion rendered by us consists of those matters set forth in the paragraph numbered (1) above, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement (or to the filing of this opinion as Exhibit 5.1 to a Current Report on Form 8-K, which will be incorporated by reference into the Registration Statement), and to the reference to this law firm under the caption “Legal Matters” in the Prospectus Supplement constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Sincerely,

Alston & Bird LLP

By:	/s/ Mark C. Kanaly
Mark C. Kanaly
A Partner